EXHIBIT 15.1


Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C.  20549

Re:      Imation Corp.
         Registration on Form S-8

We are aware that our report dated August 2, 1996 on our reviews of interim financial information of Imation Corp. for the three- and six-month periods ended June 30, 1996 and 1995, and included in the Company's quarterly report on Form 10-Q for the quarter ended June 30, 1996, is incorporated by reference in this Registration Statement on Form S-8 of Imation Corp. pertaining to the Imation Corp. 1996 Directors Stock Compensation Program, as amended. Pursuant to Rule 436(c) under the Securities Act of 1933, this report should not be considered a part of the Registration Statement prepared or certified by us within the meaning of Sections 7 and 11 of that Act.


                                            /s/ Coopers & Lybrand L.L.P.
                                            COOPERS & LYBRAND L.L.P.


Minneapolis, Minnesota
October 31, 1996